Exhibit 10.1

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) the registrant customarily and actually treats such information as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 8, 2025 by and among Recursion Pharmaceuticals, Inc., a Delaware corporation (“Buyer Parent”), Exscientia Ventures I, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Buyer Parent (“Buyer”), Rallybio Corporation, a Delaware corporation (“Seller Parent”), Rallybio IPB, LLC, a Delaware limited liability company and wholly-owned subsidiary of Seller Parent (the “Seller”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.
WITNESSETH
WHEREAS, Seller owns beneficially and of record 50% of the issued and outstanding membership interests of RE Ventures I, LLC, a Delaware limited liability company (the “Company”), consisting of 1,250,000 units denominated as “Shares” (such Shares, the “Acquired Shares”).
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, each of the parties hereto wish to consummate the Acquisition, pursuant to which the Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, the Acquired Shares, free and clear of all Liens.
WHEREAS, Buyer and the Seller desire to make certain representations, warranties, and agreements, as more fully set forth herein, in connection with the Acquisition and the other transactions contemplated hereby.
NOW, THEREFORE, in consideration of the mutual agreements and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
Article I
THE ACQUISITION
1.1Purchase and Sale of Company Shares.
(a)Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall, and the Seller Parent shall cause the Seller to, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from the Seller for the consideration set forth in Section 1.1(b), all legal and beneficial right, title and interest to the Acquired Shares, free and clear of all Liens (the “Acquisition”). Without limiting any provision of this Agreement, the parties hereto shall, in connection with and following the Closing, reasonably cooperate and take such other action as may be reasonably necessary to effect and evidence the Acquisition and the other transactions contemplated hereby and to cause the Seller to cease being a member of the Company. Seller Parent and Seller shall cause each manager or officer of the Company that is a director, officer, employee, agent or other representative of, or otherwise designated or appointed by, Seller Parent or Seller or any of their respective Affiliates (each a “Resigning Person”), to resign from such position effective as of the Closing. In furtherance of the foregoing, each of the Buyer and the Seller hereby consent to and approve, the amendment and restatement of the Operating Agreement of the Company, as amended and restated from time to time (the “Company Operating Agreement”), to be in the form set forth on Annex B, effective as of the Closing. Each of the Buyer and the Seller hereby waive any and all notices, consents, approvals, restrictions and limitations pursuant to the Company Operating Agreement with respect to the Acquisition and the other transactions contemplated hereby.
(b)Consideration.
(i)Upfront Consideration. Upon the terms and subject to the conditions set forth in this Agreement, as consideration for the Acquisition:
(A)In accordance with Section 2.2, (1) Buyer Parent shall issue to the Seller a number of shares of Class A Common Stock of Buyer Parent, par value of $0.00001 per share (“Buyer Parent Class A Common Stock”) equal to the quotient obtained by dividing $7,500,000 by 5.1442, rounded down to the nearest whole share (the “Closing Stock Consideration”) and (2) Buyer shall pay, or cause to be paid, to Seller an amount of cash, subject each party providing to the other party such supporting information regarding the Company as may be reasonably requested, equal to 50% of (x) the aggregate unrestricted cash of the Company as of the Closing minus (y) all outstanding current liabilities as defined under GAAP, on a basis consistently applied with the Company’s historical principles, methodologies and practices prior to the Closing (to the extent such principles, methodologies and practices are consistent with GAAP) of the Company as of the Closing (the “Cash Consideration”); provided that if Buyer Parent and Seller Parent disagree on the amount of the Cash Consideration they shall in good faith resolve as promptly as practicable in writing any such differences in the calculation of the Cash Consideration.
(B)Within five (5) business days following the sale in full by Seller or its Affiliates to one or more Third Parties of the Closing Stock Consideration, Seller Parent shall deliver to Buyer Parent a statement (the “Closing Stock Statement”) setting forth, in reasonable detail together with appropriate supporting information (including such supporting information as Buyer Parent may reasonably request), Seller Parent’s good faith determination of the prices at which the Closing Stock Consideration was sold, the gross proceeds received by the Seller from the sale of the Closing Stock Consideration (the “Closing Stock Gross Proceeds”), and the reasonable and documented out-of-pocket commissions, selling fees and similar expenses, but excluding taxes or similar expenses or obligations (collectively, the “Disposition Expenses”), incurred by Seller Parent or its Affiliates in connection with the sale of the Closing Stock Consideration, which such Disposition Expenses, together with the Disposition Expenses in connection with the sale of the Contingent Stock Consideration, [***].
(C)The Closing Stock Statement shall become final and binding upon the parties on the fifth (5th) business day following the date on which the Closing Stock Statement was delivered, unless Buyer Parent delivers to Seller Parent written notice of its disagreement with the Closing Stock Statement (a “Notice of Disagreement”) prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by Seller Parent within the time period prescribed by this Section 1.1(b)(i)(C), during the five (5)-day period following delivery of the Notice of Disagreement, Buyer Parent and Seller Parent shall in good faith resolve as promptly as practicable in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If Buyer Parent delivers to Seller Parent a Notice of Disagreement in accordance with this Section 1.1(b)(i)(C), the Closing Stock Statement shall become final and binding upon the parties upon the date Buyer Parent and Seller Parent resolve in writing in accordance with the prior sentence any differences that they have with respect to the matters specified in the Notice of Disagreement.
(D)If (1) the Seller sells the Closing Stock Consideration in full to one or more Third Parties within fifteen (15) trading days immediately following the date that Buyer Parent notifies Seller Parent that the Registration Statement became effective or the Prospectus Supplement is filed with the SEC with respect to the shares of Buyer Parent Class A Common Stock constituting the Closing Stock Consideration (provided that such period will be tolled during any Allowed Suspension), and, in either case, restrictive legends have been removed from such shares, at the then-prevailing price of Buyer Parent Class A Common Stock on the Trading Market, and (2) the Closing Stock Gross Proceeds minus the Disposition Expenses of the sale of the Closing Stock Consideration set forth on the Closing Stock Statement (the “Closing Stock Net Proceeds”) are less than $7,500,000, then, no later than the fifth (5th) business day following the date upon which the Closing Stock Statement becomes final and binding upon the parties, Buyer Parent shall pay or cause to be paid to the Seller an amount in cash equal to the amount by which the Closing Stock Net Proceeds are less than $7,500,000.
(E)If the Closing Stock Net Proceeds exceed $7,500,000, then, no later than the fifth (5th) business day following the date upon which the Closing Stock Statement becomes final and binding upon the parties, Seller Parent shall pay or cause to be paid to Buyer Parent an amount in cash equal to the amount by which the Closing Stock Net Proceeds exceed $7,500,000.
(ii)Contingent Consideration. Upon the terms and subject to the conditions set forth in this Agreement, as additional contingent consideration for the Acquisition:
(A)Within [***] following [***], Buyer Parent shall issue to the Seller a number of shares of Buyer Parent Class A Common Stock equal to the quotient obtained by dividing $12,500,000 by the VWAP of the Buyer Parent Class A Common Stock over the seven (7) consecutive trading days ending on (and inclusive of) the day immediately prior to [***], rounded down to the nearest whole share (the “Contingent Stock Consideration” and, together with the Closing Stock Consideration, the “Stock Consideration”). In no event will the Contingent Stock Consideration be payable on more than one occasion. In the event Buyer Parent consummates a change of control, or if Buyer Parent Class A Common Stock is no longer trading on the Trading Market, prior to issuance of the Contingent Stock Consideration, the Contingent Stock Consideration shall be payable in cash instead.
(B)Buyer (itself or with or through its Affiliates and/or its or their Sublicensees or subcontractors) (including its or their successor or assignee) shall use Commercially Reasonable Efforts to achieve [***]. Buyer will notify Seller within [***] of achievement of [***]. For the avoidance of doubt, Buyer Parent’s failure to (x) use Commercially Reasonable Efforts to achieve [***] and/or (y) achieve it prior to [***] shall not relieve Buyer Parent of its payment obligations pursuant to Section 1.1(b)(ii)(A), if the [***] triggering such payment is achieved.
(C)Within [***] following the sale in full by Seller or its Affiliates to one or more Third Parties of the Contingent Stock Consideration, Seller Parent shall deliver to Buyer Parent a statement (the “Contingent Stock Statement”) setting forth, in reasonable detail together with appropriate supporting information (including such supporting information as Buyer Parent may reasonably request), Seller Parent’s good faith determination of the prices at which the Contingent Stock

Consideration was sold and the gross proceeds received by the Seller from the sale of the Contingent Stock Consideration (the “Contingent Stock Gross Proceeds”), and the Disposition Expenses incurred by Seller Parent or its Affiliates in connection with the sale of the Contingent Stock Consideration, which such Disposition Expenses, together with the Disposition Expenses in connection with the sale of the Closing Stock Consideration, [***].
(D)The Contingent Stock Statement shall become final and binding upon the parties on the fifth (5th) business day following the date on which the Contingent Stock Statement was delivered, unless Buyer Parent delivers to Seller Parent a Notice of Disagreement prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by Seller Parent within the time period prescribed by this Section 1.1(b)(ii)(D), during the five (5)-day period following delivery of the Notice of Disagreement, Buyer Parent and Seller Parent shall in good faith resolve as promptly as practicable in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If Buyer Parent delivers to Seller Parent a Notice of Disagreement in accordance with this Section 1.1(b)(ii)(D), the Contingent Stock Statement shall become final and binding upon the parties upon the date Buyer Parent and Seller Parent resolve in writing in accordance with the prior sentence any differences they have with respect to the matters specified in the Notice of Disagreement.
(E)If (1) the Seller sells the Contingent Stock Consideration in full to one or more Third Parties within fifteen (15) trading days immediately following the date that Buyer Parent notifies Seller Parent that the Registration Statement became effective or the Prospectus Supplement is filed with the SEC with respect to the shares of Buyer Parent Class A Common Stock constituting the Contingent Stock Consideration (provided that such period will be tolled during any Allowed Suspension), and, in either case, restrictive legends have been removed from such shares, at the then-prevailing price of Buyer Parent Class A Common Stock on the Trading Market, and (2) the Contingent Stock Gross Proceeds minus the Disposition Expenses of the sale of the Contingent Stock Consideration set forth on the Contingent Stock Statement (the “Contingent Stock Net Proceeds”) are less than $12,500,000, then, no later than the fifth (5th) business day following the date upon which the Contingent Stock Statement becomes final and binding upon the parties, Buyer Parent shall pay or cause to be paid to the Seller an amount in cash equal to the amount by which the Contingent Stock Net Proceeds are less than $12,500,000.
(F)If the Contingent Stock Net Proceeds exceed $12,500,000, then, no later than the fifth (5th) business day following the date upon which the Contingent Stock Statement becomes final and binding upon the parties, the Seller Parent shall pay or cause to be paid to the Buyer Parent an amount in cash equal to the amount by which the Contingent Stock Net Proceeds exceed $12,500,000.
(iii)Notwithstanding anything to the contrary in this Agreement, the aggregate number of shares of Buyer Parent Class A Common Stock that Buyer Parent may issue as consideration under this Agreement shall not exceed 19.9% of the sum of the total number of shares of Buyer Parent Class A Common Stock and Class B Common Stock of Buyer Parent, par value of $0.00001 per share, collectively, that are outstanding as of (A) the close of business on the date immediately preceding the date of this Agreement or (B) the close of business on the date immediately preceding the date any shares of Buyer Parent Class A Common Stock are issued to Seller pursuant to this Agreement, whichever is less (the “Share Maximum”). To the extent any issuance of consideration required to be made to Seller under this agreement would exceed the Share Maximum, such payments shall be made by Buyer Parent in cash.
(c)Additional Payments. Buyer Parent shall, as applicable, make the following additional payments (the “Additional Payments”) to the Seller:
(i)Phase I Milestone. Buyer Parent shall pay to the Seller a one-time milestone equal to $5,000,000 in cash upon [***] by or on behalf of Buyer Parent, any of its Affiliates, Sublicensees, or any Third Party with rights to any Acquired Compound or Acquired Product. Such payment shall be made within [***] of achievement of the milestone.
(A)Buyer (itself or with or through its Affiliates and/or its or their Sublicensees or subcontractors) (or its or their successor or assignee) shall use Commercially Reasonable Efforts to achieve [***]. Buyer will notify Seller (1) [***] of [***] by or on behalf of Buyer Parent or its Affiliates or (2) [***] of the [***] by or on behalf of a Third Party, including any Sublicensee or acquiror.
(ii)Royalty Payment.
(A)Royalties. Subject to the terms and conditions of this Agreement, during the Royalty Term for an Acquired Product in a country, Buyer Parent shall pay to the Seller, royalties equal to [***] of worldwide, aggregate annual Net Sales of such Acquired Product in such country (the “Royalty”).
(B)Royalty Reductions.
a)The Royalty shall be reduced, on an Acquired Product-by-Acquired Product and country-by-country basis, by an amount equal to [***] of any amounts owed by Buyer Parent to Third Parties in consideration for a license under any Patent or other Intellectual Property rights necessary or reasonably useful to exploit such Acquired Product in such country.
b)If a Generic Product with respect to an Acquired Product is available for commercial sale in a country, then, commencing on the date that such Generic Product was first made available for commercial sale in such country and thereafter for the remainder of the Royalty Term for such Acquired Product in such country, the Royalty shall be reduced for such Acquired Product in such country by [***].
c)If, during the Royalty Term for an Acquired Product, such Acquired Product is designated as a “selected drug” by the Secretary of the U.S. Department of Health and Human Services, and Buyer Parent is required to negotiate a maximum fair price that will apply to sales of such Acquired Product during the price applicability period as specified in the Inflation Reduction Act, and a maximum fair price actually applies to such sales, then the applicable Royalty payable to the Seller for the Net Sales of such Acquired Product in the United States will [***] as a result of such selection and the ensuing price negotiation pursuant to P.L. 117-169 (Aug. 16, 2022), as codified at 42 U.S.C. §1320f, 42 U.S.C. § 1395w-3a and 42 U.S.C. § 1395w-114a (inter alia), and as it may be amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

d)In no event shall the total reductions under Sections 1.1(c)(ii)(B)a), 1.1(c)(ii)(B)b), or 1.1(c)(ii)(B)c) reduce the Royalty payable to the Seller with respect to a given Acquired Product in a given country in any Calendar Quarter by more than [***] of the Royalty that would otherwise be due with respect to such Acquired Product in such country pursuant to Section 1.1(c)(ii)(A).
(C)Royalty Reports and Payments.
a)Within [***] days after the end of each Calendar Quarter during which at least one (1) Royalty Term is in effect, Buyer Parent shall (i) provide to Seller a written report (a “Royalty Report”) that includes, for such Calendar Quarter, reasonably detailed information regarding the Net Sales in such Calendar Quarter and a calculation of the Royalty payable by Buyer Parent to Seller pursuant to Section 1.1(c)(ii)(A) and (ii) pay the Seller the Royalty payable for such Calendar Quarter. Within [***] days after the end of each Calendar Quarter during the Royalty Term, Buyer Parent shall provide Seller with a good faith estimate of Net Sales in such Calendar Quarter and a good faith estimate of the Royalty payable.
b)Buyer Parent shall, and shall cause its Affiliates to, keep complete and accurate books and records necessary to ascertain properly and to verify the Royalty due hereunder for a period of three years following the end of the Calendar Year to which they pertain or such longer period as required by applicable Law. During the Royalty Term and for a period of [***] thereafter, Seller Parent will have the right, no more than once per Calendar Year, to have an independent, certified public accountant of Seller Parent’s choosing, inspect such records for the purpose of determining the accuracy of the Royalty paid or payable to the Seller hereunder; provided that no period will be audited more than once. Any such audit shall be performed during normal business hours, upon reasonable prior written notice to Buyer Parent. Seller Parent shall bear the full cost of such audit; provided that, if such audit discloses an underpayment by Buyer Parent of more than [***] for the applicable Calendar Year, then Buyer Parent shall bear the full cost of such audit and will remit to the Seller the amount of such underpayment (including any interest pursuant to Section 1.1(c)(ii)(C)c)) within ten (10) days after receipt of the auditor’s report.
c)If any payment properly due under this Agreement and not subject to a good faith dispute is not paid when due in accordance with the applicable provisions of this Agreement, the payment will accrue interest at a rate equal to [***] over the Secured Overnight Financing Rate (SOFR) rate effective for the date that payment was first due as reported by The Wall Street Journal (U.S. Internet edition) or the maximum rate allowable by applicable Law, whichever is less. Such interest will be computed on the basis of a year of 365 days, calculated from the due date until the date of payment. The payment of such interest will not limit the party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.
(iii)Sale Transaction Payment. If, during the time period beginning on the Closing Date and ending on the [***] anniversary of the Closing Date, Buyer Parent or its Affiliate consummates a Sale Transaction, Buyer Parent shall deliver to Seller by wire transfer of immediately available funds to an account designated by Seller an amount in cash equal to [***] of the Qualifying Sale Payment from such Sale Transaction in excess of [***]. Buyer Parent shall make any such payment within [***] days after receipt of the corresponding Qualifying Sale Payment, as applicable. For clarity, any payment under this Section 1.1(c)(iii) shall be made solely with respect to the first Sale Transaction, if any, completed by Buyer Parent or its Affiliate.
(iv)Offset of Certain Payments. In the event that a Sale Transaction is consummated prior to [***] of a [***], then the payment payable to Seller Parent under Section 1.1(c)(i) as a result of [***] of a [***] shall be reduced by the amount received by Seller Parent under Section 1.1(c)(iii) as a result of a Sale Transaction. For example, (A) if a payment of [***] is made pursuant to Section 1.1(c)(iii) prior to [***] of the [***], then [***] shall be owed under Section 1.1(c)(i), and (B) if a payment of [***] is made pursuant to Section 1.1(c)(iii) prior to [***] of the [***], then [***] shall be owed under Section 1.1(c)(i).
(d)Payment Methods.
(i)Currency. With respect to Net Sales invoiced in U.S. dollars, the Net Sales and the amounts due for royalties under Section 1.1(c)(ii)(A) will be expressed in U.S. dollars.  With respect to Net Sales invoiced in a currency other than U.S. dollars, payments will be calculated based on amounts converted to U.S. dollars using currency exchange rates for the Calendar Quarter for which remittance is made for such royalties.  Conversion of Net Sales recorded in local currencies to U.S. dollars will be performed in a manner consistent with Buyer Parent’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates.
(ii)Method of Payment. Except as specified otherwise, all payments due hereunder will be made by wire transfer in U.S. Dollars to the credit of such bank account as may be designated by Seller Parent in writing to Buyer Parent.  Any payment which falls due on a date which is not a business day may be made on the next succeeding business day.
Article II
CLOSING AND PAYMENTS
2.1The Closing. Subject to the terms of this Agreement, the parties shall consummate the Acquisition at a closing (the “Closing”) to be held virtually, via the electronic exchange of documents and signatures on the date of this Agreement, unless another time or place is mutually agreed upon in writing by Buyer, Buyer Parent, and the Seller. The date upon which the Closing occurs hereunder shall be referred to herein as the “Closing Date.”
2.2Closing Deliveries.
(a)At the Closing, Buyer Parent shall issue the Closing Stock Consideration to Seller in accordance with Article V.
(b)Within five business days following the written agreement between Buyer Parent and Seller Parent of the amount of the Cash Consideration, Buyer Parent shall pay the Cash Consideration to the Seller by wire transfer of immediately available funds to an account designated by Seller.
(c)At or prior to the Closing, the Seller Parent and the Seller shall deliver to Buyer and Buyer Parent:

(i)an executed membership interest transfer power/agreement substantially in the form attached as Schedule 2.2(c)(i);
(ii)an executed resignation and release letter in a form reasonably satisfactory to Buyer Parent, effective as of the Closing, of each Resigning Person; and
(iii)a validly executed Internal Revenue Service Form W-8 or W-9 of the Seller Parent and the Seller, as applicable.
(d)Within [***] days of the Closing, the Seller Parent and Seller shall deliver to Buyer and Buyer Parent all books and records, Company Contracts, and written financial, tax and accounting information to the extent primarily related to the Company, the Business or the Acquired Assets and in the possession of Seller Parent or its Affiliates (other than the Company) (collectively, the “Company Records”).
2.3Withholding Taxes.  Buyer, Buyer Parent, and the Company, as applicable, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts, solely as may be required to be deducted or withheld therefrom under any provision of Law; provided, however, that in the event that any such Person has determined that an amount is required to be withheld from any such consideration, such Person must at least five (5) business days before making any payment hereunder (i) notify Seller Parent that such Person intends to withhold from payments hereunder and provide Seller Parent with reasonable support for the basis on which such withholding is made under applicable Law, and (ii) reasonably cooperate with Seller Parent, at Seller Parent’s sole cost and expense, to mitigate or eliminate such withholding. To the extent such amounts are so deducted or withheld and paid over to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER
Subject to such exceptions as are set forth in the disclosure schedule supplied by the Seller to Buyer and Buyer Parent on the date of this Agreement (the “Seller Disclosure Schedule”), the Seller Parent and the Seller each hereby represents and warrants to Buyer and Buyer Parent, as of the date hereof, as follows:
3.1Organization and Good Standing.  The Seller Parent has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Seller has been duly formed and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware and has the organizational power and authority to own or lease its properties and to conduct its business as it is now being conducted.
3.2Authority and Enforceability.
(a)Each of the Seller Parent and the Seller has all necessary power and authority to execute and deliver this Agreement and any Related Agreements to which it is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller Parent and the Seller of this Agreement and any Related Agreements to which it is a party and the consummation of the Acquisition and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary organizational and other action on the part of the Seller Parent or the Seller.
(b)This Agreement and any Related Agreements to which the Seller Parent or the Seller is a party have been duly executed and delivered by the Seller Parent or Seller, as applicable, and constitute the valid and binding obligations of the Seller Parent or Seller, enforceable against the Seller Parent and the Seller, as applicable, in accordance with its terms, subject to the (i) Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity (the “Enforceability Limitations”).
3.3Governmental Approvals.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Seller Parent, the Seller or any of their respective Affiliates (including to maintain in effect all permits, licenses, registrations and other authorizations of the Company) in connection with the execution and delivery of this Agreement and any Related Agreements to which the Seller Parent or the Seller is a party or the consummation of the Acquisition and the other transactions contemplated hereby and thereby.
3.4Absence of Liabilities. To the Knowledge of the Seller, the Company does not have any debts, liabilities or obligations, other than any such debts, liabilities or obligations (a) incurred in the ordinary course of business or (b) as would not be material to the Company.
3.5No Conflicts.  The execution and delivery of this Agreement by the Seller Parent and the Seller and any Related Agreements to which the Seller Parent or Seller is a party, the compliance with the provisions of this Agreement and any of the Related Agreements to which the Seller Parent, the Seller or the Company is a party and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, will not (a) if applicable, conflict with or violate the certificate of incorporation, bylaws or other equivalent organizational documents of the Seller Parent or the Seller, or (b) violate in any material respect any Law applicable to the Seller Parent, Seller, or any of their respective properties or assets.
3.6Title to Securities.
(a)The Seller holds, has good and valid title to, and is the sole legal and beneficial owner and registered holder of, all of the Acquired Shares, constituting 50% of the issued and outstanding membership interests of the Company, to be purchased by the Buyer from the Seller in the Acquisition, and the Seller has all requisite power and authority to own such securities, free and clear of any Liens, except for Liens under the Company Operating Agreement. The Seller is the sole legal, record and beneficial owner and registered holder of the Acquired Shares, free and clear of any Liens, except for Liens under the Company Operating Agreement.
(b)None of the Seller Parent, the Seller or any of their respective Affiliates, owns, and does not have the right to acquire, directly or indirectly, any Securities of the Company other than the Acquired Shares. None of the Seller Parent, the Seller or any of their respective Affiliates is a party to any option, warrant, purchase right, or other Contract that could require the Seller or the Seller Parent, as applicable, to sell, transfer, or otherwise dispose of any Securities of the Company (other than this Agreement and the provisions of the Company Operating Agreement). None of the Seller Parent, the Seller or any of their respective Affiliates is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Securities of the Company. At the time of and subject to the consummation of the Closing, good and valid title to the Acquired Shares will pass to Buyer, free and clear of any Liens, and such Acquired Shares are not subject to any voting trust agreement or other Contract relating to the ownership, voting, dividend rights or disposition of such Company that will not be waived or extinguished by the Closing (except for the Company’s organizational documents). To the Knowledge of Seller, the Seller and the Buyer are the sole members of the Company and no other Person owns, or has the right to acquire, any Securities of the Company.
3.7Brokers; Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller Parent, the Seller or any of their respective Affiliates.
3.8Litigation. To the Knowledge of the Seller, there is no Action pending or threatened against the Company. There is no Action pending or, to the Knowledge of the Seller, threatened against the Seller Parent, the Seller or any of their respective Affiliates (other than the Company) or to which the Seller Parent, the Seller or any of their respective Affiliates (other than the Company) is otherwise a party relating to the Company, the Business or the Acquired Assets, or this Agreement or any of the Related Agreements required to be executed and delivered by the Seller Parent or the Seller, or the transactions contemplated hereby or thereby.
3.9Intellectual Property.
(a)To the Knowledge of the Seller, all registrations for Company Intellectual Property made by the Company are in full force, valid and enforceable, and all applications for the Company Intellectual Property submitted by the Company are in good standing.
(b)As of the Closing Date, each of the Seller Parent, the Seller, and their respective Affiliates has assigned or, if assignment is not legally permissible, granted an exclusive, irrevocable, perpetual, fully paid-up, worldwide license to all of its right, title, and interest in the Acquired Assets to the Company. Each current and former officer, director, founder, employee and consultant of the Seller Parent, the Seller, or any of their respective Affiliates who is or was involved in the creation or development of any portion of, or would otherwise have rights in or to, any Acquired Asset has executed a valid and enforceable written agreement with the Seller Parent, the Seller, or any of their respective Affiliates that assigns to the Seller Parent, the Seller, or any of their respective Affiliates all right, title, and interest in and to such Intellectual Property and all Intellectual Property rights therein, and irrevocably waives such Person’s moral rights, to the extent the Law applicable to such Person includes moral rights that may be waived, in such Intellectual Property and all Intellectual Property rights therein.
(c)To the Knowledge of the Seller, (i) there are no pending, or threatened in writing, interferences, re-examinations, oppositions or cancellation proceedings involving any Company Intellectual Property, and (ii) no Person has infringed, misappropriated, or otherwise violated, and no

Person is currently infringing, misappropriating or otherwise violating, any Company Intellectual Property.
(d)To the Knowledge of the Seller, the Company is not infringing, misappropriating or otherwise violating, and has never infringed, misappropriated or otherwise violated, any Intellectual Property rights of any other Person, and the conduct of the Business when conducted in substantially the same manner immediately after the Closing Date will not infringe, misappropriate or otherwise violate any Intellectual Property rights of any other Person (including patents issuing on patent applications filed as of the Closing Date), violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Law. Neither Seller Parent, nor the Seller, nor any of their respective Affiliates has received any communications alleging that the Company has violated, or by conducting its Business, would violate or require a license under any of the Intellectual Property rights of any other Person.
(e)Each of the Seller Parent, the Seller and their respective Affiliates has taken commercially reasonable measures to maintain and protect the confidentiality of all confidential information and trade secrets of the Company, including, without limitation, entering into confidentiality/non-disclosure agreements with employees, independent contractors, agents and other Persons to whom the Seller discloses any Company confidential information, and trade secrets. To the Knowledge of the Seller, there has been no unauthorized disclosure or use of the Company’s confidential information and trade secrets.
(f)Prior to the date hereof, the Seller Parent or the Seller has provided Buyer with a correct and complete copy of each Contract between the Seller Parent, the Seller, or their respective Affiliates (other than the Company), on the one hand, and (i) the Company, on the other hand, or (ii) between any Third Party, on the other hand, to the extent primarily related to the Company, the Business, or the Acquired Assets (excluding Contracts the primary purpose of which is to provide for legal, accounting, or other general administrative services to or on behalf of the Company) (each, a “Company Contract”). Each Company Contract is valid and in full force and effect and is enforceable against and by the parties thereto, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar Laws relating to or affecting creditors’ rights and remedies generally, or by general equity principles. There exists no default or event of default or event, occurrence or act, with respect to the Seller Parent, the Seller or any of their Affiliates, as applicable, and to the Knowledge of the Seller, with respect to any Third Party, which, with the giving of notice or the lapse of time or the happening of any other event, would reasonably be expected to: (i) become a default or event of default under any Company Contract; or (ii) give any party thereto: (A) the right to declare a default or exercise any material remedy under any Company Contract, (B) the right to accelerate the maturity or performance of any obligation of Company under any Company Contract, or (C) the right to cancel, terminate or modify any Company Contract. The Seller has not received any written notice or other communication from any Third Party regarding any violation or breach of, default under, or intention to cancel or modify in any material respect, any Company Contract.
(g)No consents, waivers, notices and approvals of parties to any Company Contracts as are required in connection with the Acquisition, or for any such Company Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, the Company under such Company Contracts from and after the Closing. Immediately following the Closing, except for the payments specifically contemplated by this Agreement, Company will be permitted to exercise all of its respective rights under the Company Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay pursuant to the terms of such Company Contracts had the Acquisition not occurred.
Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT
Subject to such exceptions as are set forth in the disclosure schedule supplied by Buyer to the Seller and Seller Parent on the date of this Agreement (the “Buyer Disclosure Schedule”), Buyer and Buyer Parent hereby represents and warrants to the Company, as of the date hereof, as follows:
4.1Organization and Standing. Buyer and Buyer Parent are each a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Buyer and Buyer Parent each have the requisite corporate power and authority necessary to carry on its business as it is now being conducted and are each duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification or license necessary.
4.2Authority and Enforceability.
(a)Each of Buyer and Buyer Parent has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer and Buyer Parent of this Agreement and any Related Agreements to which they are a party and the consummation of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and Buyer Parent.
(b)This Agreement and any Related Agreements to which Buyer or Buyer Parent is a party have been duly executed and delivered by Buyer and Buyer Parent (as applicable) and constitute, assuming the due authorization, execution and delivery by the other parties hereto and thereto, the valid and binding obligations of Buyer and Buyer Parent, enforceable against Buyer and Buyer Parent in accordance with their terms, subject to the Enforceability Limitations.
4.3Conflicts.  Neither the execution and delivery of this Agreement or any of the other Related Agreements by Buyer and Buyer Parent (as applicable), nor the consummation of the Acquisition by Buyer and Buyer Parent, will (a) breach or violate any Law to which Buyer or Buyer Parent is subject, (b) breach or violate any provision of the organizational documents of Buyer or Buyer Parent or (c) conflict with, result in a breach or violation of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under, or result in the imposition of any Lien upon any of the assets or properties of Buyer or Buyer Parent under any material Contract to which Buyer or Buyer Parent (respectively) is a party.
4.4Governmental Approvals.  No consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Buyer and Buyer Parent in connection with the execution and delivery of this Agreement and any Related Agreements to which Buyer and Buyer Parent are a party or the consummation of the Acquisition and the other transactions contemplated hereby and thereby, except for such consents, waivers, approvals, Orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially impair Buyer’s or Buyer Parent’s ability to consummate the Acquisition.
4.5Brokers; Fees and Expenses.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement for which the Seller Parent, the Seller or their respective Affiliates (other than the Company) would be liable based upon arrangements made by or on behalf of Buyer Parent, Buyer or any of their respective Affiliates.
4.6Disclosure.  Each of the filings made or furnished by Buyer Parent with the Securities and Exchange Commission (the “SEC”) since December 31, 2024 and prior to the date of hereof in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at the time it was filed or furnished with the SEC (or, if amended or superseded by a filing prior to the date of hereof, on the date of such amended or superseded filing) complied in all material respects with the Exchange Act or Securities Act of 1933, as amended (the “Securities Act”), as applicable, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
Article V
BUYER PARENT CLASS A COMMON STOCK
5.1Private Placement of Buyer Parent Class A Common Stock. The parties hereto hereby agree that any shares of Buyer Parent Class A Common Stock issuable to the Seller pursuant to this Agreement will be issued pursuant to one or more exemptions from registration pursuant to Section 4(a)(2) of the Securities Act and/or under Regulation D of the Securities Act and the exemption from qualification under applicable state securities laws. The Seller shall reasonably assist Buyer Parent as may be necessary to comply with the securities and blue sky laws relating to the shares of Buyer Parent Class A Common Stock issuable to the Seller pursuant to this Agreement. In connection with the issuance of shares of Buyer Parent Class A Common Stock pursuant to this Agreement, the Seller represents and warrants as of the date of this Agreement that the Seller (a) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” as that term is defined in Rule 501(a) under Regulation D promulgated pursuant to the Securities Act, (b) is acquiring such shares for its own account solely for investment purposes, (c) has no present arrangement to sell such shares to or through any person or entity and understands that such shares must be held indefinitely unless such shares are resold pursuant to a registration statement under the Securities Act or an exemption from registration is available, (d) is a sophisticated investor with the requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in Buyer Parent, and has the ability to bear the economic risks of its investment in such shares, and (e) understands that such shares may bear a legend in substantially the following form and substance:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS

ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”
5.2Registration of Buyer Parent Class A Common Stock.
(a)Buyer Parent shall use commercially reasonable efforts to, as promptly as practicable, following the issuance to Seller of the shares of Buyer Parent Class A Common Stock constituting the applicable Stock Consideration, and with respect to the Closing Stock Consideration in no event more than two (2) trading days after the Closing, file or cause to be filed one or more registration statements (each, a “Registration Statement”) under the Securities Act with the SEC (it being agreed that, if Buyer Parent is a well-known seasoned issuer as of the filing date, such Registration Statement shall be an automatic shelf registration statement, or a prospectus supplement (any such prospectus supplement, a “Prospectus Supplement”) to an effective automatic shelf registration statement, that shall become effective upon filing with the SEC pursuant to Rule 462(e) of the Securities Act) providing for the resale by the Seller of such issued shares of Buyer Parent Class A Common Stock issued with respect to the applicable Stock Consideration (the “Registrable Securities”). Buyer Parent shall use commercially reasonable efforts to keep such Registration Statement effective at all times until all shares registered thereunder have been sold (in which case, Seller will promptly notify Buyer Parent that all such shares have been sold) or may be sold without restriction or volume limitation under Rule 144 (the “Effectiveness Period”); provided, however, that Buyer Parent shall (i) furnish to Seller Parent copies of such Registration Statement or any Prospectus Supplement proposed to be filed, which documents will be subject to the review of Seller Parent, (ii) use commercially reasonable efforts to cause its officers and directors, counsel and independent registered public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of counsel to Buyer Parent, to conduct a reasonable investigation within the meaning of the Securities Act and (iii) not file such Registration Statement or any Prospectus Supplement in a form to which Buyer Parent reasonably objects in good faith. Seller Parent shall (w) prepare and file with the SEC such amendments (including post effective amendments) and supplements, to such Registration Statement and any prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective as to the applicable Registrable Securities for its Effectiveness Period, (x) cause the related prospectus to be amended or supplemented by any required Prospectus Supplement, and, as so supplemented or amended, to be filed pursuant to Rule 424, (y) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such Registration Statement or any amendment thereto and (z) comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of (subject to the terms of this Agreement). Seller Parent shall use commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of such Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as soon as practicable. Seller Parent shall use commercially reasonable efforts to cause all Registrable Securities covered by such Registration Statement to be listed, and remain listed, on the Principal Market (or other Trading Market

(other than the OTC Bulletin Board) on which similar securities issued by Buyer Parent are then listed) Notwithstanding the foregoing, Buyer Parent may suspend the use of any prospectus included in any Registration Statements contemplated by this Section 5.2(a) for not more than [***] or for a total of not more than [***] in any [***] period (an “Allowed Suspension”) in the event that Buyer Parent determines in good faith that such suspension is necessary to amend or supplement any such Registration Statement or the related prospectus so that such Registration Statement or prospectus shall not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made; provided, that Buyer Parent shall promptly notify the Seller in writing of the commencement of an Allowed Suspension and advise the Seller in writing to cease all sales under such Registration Statement until the end of the Allowed Suspension.
(b)Buyer Parent shall cooperate with any registered broker through which the Seller proposes to resell its Registrable Securities in effecting any filing required by FINRA pursuant to FINRA Rule 5110 as reasonably requested by the Seller, and Buyer Parent shall pay any filing fee required for the first such filing within five (5) business days of the request therefor.
(c)Buyer Parent shall: (i) advise the Seller by email to Jonathan Lieber [***] and Zachary Blume [***] (A) as promptly as practicable after a Registration Statement with respect to any Stock Consideration or any amendment thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective other than, in each case, the filing or effectiveness of any amendment or deemed amendment that is made through the filing of any incorporated document, (B) as promptly as practicable of any request by the SEC for amendments or supplements to such Registration Statement or the prospectus included therein or for additional information with respect thereto other than, in each case, for any such request or such additional information that relates to documents incorporated in such Registration Statement or prospectus, (C) within one [***] after the issuance by the SEC of any stop order suspending the effectiveness of any such Registration Statement or the initiation of any proceedings for such purpose, (D) within one [***] after the receipt by Buyer Parent of any notification with respect to the suspension of the qualification of the shares of Buyer Parent Class A Common Stock included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (E) within [***] after the occurrence of any event that requires the making of any changes in such Registration Statement or prospectus or the documents incorporated therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided that Buyer Parent shall not have any obligation to advise the Seller pursuant to this Section 5.2(c)(i)(E) to the extent that the information is filed with the SEC within such four (4) trading days; and provided further that Buyer Parent shall not, when so advising the Seller of such events pursuant to this Section 5.2(c)(i)(E), be required to provide the Seller with any material, non-public information regarding Buyer Parent, and (ii) with a view to making available to the Seller the benefits of Rule 144 that may, at such times as Rule 144 is available to the Seller, permit the Seller to sell securities of Buyer Parent to the public without registration, Buyer Parent agrees to, for so long as the Seller owns shares of Buyer Parent Class A Common Stock, use commercially reasonable efforts to: (A) make and keep public information available, as those terms are understood and defined in Rule 144 and (B) file with the SEC in a timely manner all reports and other documents required of Buyer Parent under the Securities Act and the Exchange Act so long as Buyer Parent remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144.

(d)Buyer Parent shall remove any legend from the book entry position evidencing the shares of Buyer Parent Class A Common Stock issued hereunder and Buyer Parent will, if required by the transfer agent of Buyer Parent Class A Common Stock (“Transfer Agent”), use its best efforts to cause an opinion of Buyer Parent’s counsel be provided to the Transfer Agent, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, (i) promptly following the time a Registration Statement with respect to Stock Consideration is declared effective or (ii) subject to receipt from the Seller by Buyer Parent and the Transfer Agent of customary representations and other documentation reasonably acceptable to Buyer Parent and the Transfer Agent in connection therewith, (x) if such shares have been sold pursuant to Rule 144 or any other applicable exemption from the registration requirements of the Securities Act or (y) if such shares are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for Buyer Parent to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such shares of Buyer Parent Class A Common Stock. If restrictive legends are no longer required for such shares pursuant to the foregoing, Buyer Parent shall, in accordance with the provisions of Section 5.2(d)(ii)(x) or Section 5.2(d)(ii)(y) and within [***] of any request therefor from the Seller accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, use best efforts to deliver to the Transfer Agent irrevocable instructions to make a new, unlegended entry for such book entry shares. The Seller agrees with Buyer Parent that it will only sell shares of Buyer Parent Class A Common Stock pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if shares are sold pursuant to such Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing shares as set forth above is predicated upon Buyer Parent’s reliance upon this understanding. Seller Parent and Seller shall not, and shall cause its Affiliates not to, sell more than [***] of the aggregate number of shares of Buyer Parent Class A Common Stock constituting the Stock Consideration (plus or minus one (1) whole share) on any one trading day.
(e)Buyer Parent agrees to indemnify and hold harmless, to the extent permitted by law, the Seller, its directors, officers, employees, advisors and agents, and each person who controls the Seller (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Seller (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities, costs and out-of-pocket expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) (“Losses”) that arise out of, are based on or are caused by (i) any untrue or alleged untrue statement of material fact contained in a Registration Statement with respect to Stock Consideration, the prospectus included in such Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or preliminary prospectus or any amendment thereof or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) subject to the accuracy of the representations and warranties of the Seller Parent and Seller in Section 5.1 above and compliance by the Seller with applicable federal and state securities laws with respect to the shares of Buyer Parent Class A Common Stock issued hereunder, any violation by Buyer Parent of the Securities Act, the Exchange Act or any state securities law or any rule or regulation thereunder relating to action or inaction required of Buyer Parent in connection with registration thereunder of any shares of Buyer Parent Class A Common Stock issued hereunder, except to the extent, but only to the extent, such Losses are based solely upon information regarding the Seller furnished in writing to Buyer Parent by or on behalf of the Seller expressly for use therein or was reviewed and approved in writing by the Seller expressly for use in such Registration Statement.
(f)The Seller agrees to indemnify and hold harmless Buyer Parent, its directors and officers and agents and each person who controls Buyer Parent (within the meaning of the Securities Act) against any Losses that arise out of, are based on or are caused by (i) any breach or violation of any representations and warranties of the Seller in Section 5.1 above, or any failure by the Seller to comply with applicable federal and state securities laws with respect to the issuance or transfer of any shares of Buyer Parent Class A Common Stock issued hereunder, (ii) any untrue or alleged untrue statement of material fact contained in a Registration Statement with respect to Stock Consideration, the prospectus included in any such Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or preliminary prospectus or any amendment thereof or supplement thereto, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is based on information regarding the Seller furnished in writing to Buyer Parent by or on behalf of the Seller expressly for use therein, or (iii) the use by the Seller of a prospectus during an Allowed Suspension after Buyer Parent has notified the Seller in writing of such Allowed Suspension. In no event shall the aggregate liability of the Seller under this Section 5.2(f) be greater in amount than the dollar amount of the net proceeds received by the Seller upon the sale of the shares issued pursuant to this Agreement giving rise to such indemnification obligation.
Article VI
ADDITIONAL AGREEMENTS
6.1Reconciliation.  For [***] after the Closing Date, either party shall notify the other party (or parties) of any Intellectual Property, Company Records or other assets primarily related to the Company, the Business, ENPP1, the Acquired Compounds, the Acquired Products or the Company’s ENPP1 program (collectively, the “Acquired Assets”) retained by the Seller or any of its Affiliates following the Closing Date. If the parties determine in good faith that such asset constitutes, or should constitute, an Acquired Asset, such Acquired Asset shall be transferred and assigned by the Seller or the applicable Affiliate of the Seller to the Company or its designated Affiliate without any additional consideration, and Seller Parent and Seller agree to use, and to cause their Affiliates to use, commercially reasonable efforts during such period to promptly deliver, or cause to be delivered, any such Acquired Asset to the Company or its designated Affiliate, as applicable.
6.2Confidentiality. Seller shall implement procedures to keep confidential, and cause its Affiliates and its and their officers, directors, employees, representatives and advisors to keep confidential, all confidential information relating to the Company and the Acquired Assets, except as required by Law and except for confidential information which is or becomes generally available to the public other than as a result of a breach of this provision by Seller or its Affiliates and its and their officers, directors, employees, representatives or agents. Seller, Seller Parent and their respective Affiliates may disclose Company information (a) in connection with the preparation of Seller’s accounting records, (b) in connection with the preparation of any tax returns or with any tax audits or (c)

in connection with any suit, claim, action, proceeding or investigation relating to the Company or the Acquired Assets.
6.3Non-Competition.
(a)Until the [***], Seller Parent and its Affiliates shall not, directly or indirectly, (i) make, have made, use, sell, import or otherwise exploit any Competing Product, or (ii) grant any rights or licenses to a Third Party to do any of the activities described in (i).
(b)If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under Law, the parties hereby agree to revise the foregoing restrictions to include the maximum restrictions allowable under Law. Each party hereto acknowledges, however, that this Section 6.3 has been negotiated by the parties hereto and is reasonable in light of the circumstances pertaining to the parties hereto.
(c)Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedies at Law would be inadequate in the case of any breach of the covenants contained in this Section 6.3, and, accordingly, Buyer Parent and Buyer shall be entitled to seek equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.
(d)Notwithstanding Section 6.3(a), if all or substantially all of the business and assets of Seller Parent are acquired by a Third Party (including through a change of control, merger or similar transaction) (a “Seller Sale Transaction”) prior to the [***] of the Closing Date, and such Third Party is exploiting a Competing Product as of the date of the consummation of such acquisition or thereafter, then Seller Parent and its Affiliates shall not be in breach of the provisions of Section 6.3(a) as a result of such activities so long as such Third Party Segregates the Competing Product until [***] of the Closing Date.
(e)Notwithstanding Section 6.3(a), during the period beginning on the Closing Date and [***] of the Closing Date, the restrictions set forth in this Section 6.3 shall terminate and be of no further force and effect on the date that Buyer, Buyer Parent or its respective Affiliates and Sublicensees determine to permanently abandon their efforts to research, develop or commercialize an Acquired Compound and Acquired Product.

6.4Tax Matters.
(a)For U.S. federal income and applicable state and local tax purposes, the parties hereto agree and intend that the sale and purchase of the Acquired Shares will be treated in accordance with Revenue Ruling 99-6, Situation 1, and thus will be treated (i) with respect to the Seller, as the sale of the Acquired Shares and (ii) with respect to Buyer, as if the Company liquidated and distributed all of its assets to the Seller and Buyer and then Buyer acquired all of the assets of the Company deemed distributed to the Seller. The Seller, Buyer, and their Affiliates will cooperate in good faith to allocate the consideration payable pursuant to Section 1.1 (and any other amounts treated as consideration for U.S. federal income tax purposes) among the assets of the Company consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder (and any similar provisions of state, local or other applicable Law, as appropriate) (the “Allocation”). Within one-hundred twenty (120) days after Closing, Buyer will deliver to Seller a draft Allocation. Seller shall have thirty (30) days to review and comment on the Allocation, and Buyer shall consider in good faith any reasonable comments provided by Seller, provided that if Buyer Parent and Seller disagree on the Allocation they shall in good faith resolve as promptly as practicable in writing any such differences. Seller, Buyer and their Affiliates will report and file tax returns (including IRS Form 8594) in all respects and for all purposes consistent with the Allocation as finally revised, and shall not take any position inconsistent with the Allocation unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provisions of state, local or other applicable Law, as appropriate).
(b)All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with the acquisition of the Acquired Shares pursuant to this Agreement (collectively, “Transfer Taxes”) shall be paid [***] by Buyer and [***] by the Seller. The party required under applicable Law to file all necessary tax returns and other documentation with respect to all such Transfer Taxes shall file all necessary tax returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the other party will join in the execution of any such tax returns and other documentation.
(c)The parties hereto acknowledge and agree that (i) the Company shall not make any distributions pursuant to Section 6.6(c) of the Company Operating Agreement for the taxable year that includes the Closing Date, (ii) the Company shall have in effect an election under Section 754 of the Code (and any similar or analogous provision of applicable law) with respect to the taxable year that includes the Closing Date, and (iii) subject to the provisions of this Agreement (including this Section 6.4) following the Closing, Buyer Parent shall control all matters relating to taxes of the Company.
(d)Following the Closing, the Company, Buyer or Buyer Parent, as applicable, shall prepare or cause to be prepared, and Company shall file or cause to be filed, all tax returns of Company for any taxable periods or portions thereof ending on the Closing Date (a “Pre-Closing Tax Period”) and any taxable period that starts before the Closing Date and ends after the Closing Date (a “Straddle Period”) that are not filed before the Closing Date. Any such tax returns that reflect items of income, gain, deduction or loss that flow-through to the Seller or Buyer and the Company, as applicable (“Flow-Through Returns”) shall be prepared in a manner consistent with the past practices of Company (except as otherwise required by applicable Law as reasonably determined by Buyer on a “more likely than not” basis). Buyer shall provide to Seller, for its review and comment, a copy of each such Flow-Through Return at least 30 days before the due date for filing such Flow-Through Return

(taking into account applicable extensions), and shall consider in good faith any comments to such tax returns as are reasonably requested by the Seller, provided that if Buyer Parent and Seller disagree on a Flow-Through Return they shall in good faith resolve as promptly as practicable in writing any such differences.
(e)To the extent it is necessary for purposes of this Agreement to determine the allocation of taxes among any Straddle Period, the amount of taxes of the Company that are attributable to the applicable Pre-Closing Tax Period for taxes that are property, ad valorem or similar taxes assessed on a periodic basis will be deemed to be the amount of such tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The amount of any other taxes of the Company that relate to the Pre-Closing Tax Period portion of a Straddle Period will be determined based on an interim closing of the books as of the end of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds an interest will be deemed to terminate at such time); provided, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate taxes) shall be apportioned on a daily basis.
(f)Except as otherwise provided in this Agreement, following the Closing, without the consent of the Seller (not to be unreasonably withheld, conditioned or delayed), the Company, Buyer, and Buyer Parent, and their respective Affiliates, as applicable, shall not (i) file any amended Flow-Through Return for the Company for any Pre-Closing Tax Period or the pre-closing portion of any Straddle Period, (ii) make or change any tax election with respect to any Flow-Through Return of the Company with retroactive effect to any Pre-Closing Tax Period or the pre-closing portion of any Straddle Period (other than as expressly contemplated by this Agreement), or (iii) voluntarily approach any Governmental Entity with respect to any Pre-Closing Tax Period or the pre-closing portion of any Straddle Period with respect to a Flow-Through Return or taxes reflected thereon.
(g)After the Closing, the Company, Buyer, Buyer Parent, and Seller, as applicable, shall inform the other parties in writing of the commencement of any claim, audit, investigation, examination, or other proceeding or self-assessment relating to taxes or a tax return of the Company for any Pre-Closing Tax Period or Straddle Period (a “Tax Contest”), and subject to this Section 6.4(g), shall be permitted to make any elections under subchapter C of chapter 63 of the Code, any successor provisions, or any similar or analogous provision of other applicable law. The Buyer, Buyer Parent, or the Company, as applicable, shall have the right to represent the interests of the Company in, and control, any and all Tax Contests; provided, that the Seller shall have the right to participate in any such Tax Contest that relates to a Flow-Through Return and to employ counsel at its own expense and choice for purposes of such participation. The Buyer, Buyer Parent, and the Company, as applicable, shall keep the Seller reasonably informed of any Tax Contest that relates to a Flow-Through Return and shall not agree or consent to compromise or settle any Tax Contest that relates to a Flow-Through Return without the Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
(h)The Buyer, Buyer Parent, the Company and the Seller shall cooperate fully as and to the extent reasonably requested by the other parties in connection with the preparation and filing of any tax return required of the Company, and the defense of any Tax Contest or any other claim, audit, litigation or other proceeding, with respect to taxes or tax returns of or with respect to the Company for a Pre-Closing Tax Period or Straddle Period, all in a manner consistent with this Agreement.
6.5Release of Claims.  Effective for all purposes as of the Closing Date, the Seller Parent and the Seller each hereby acknowledges and agrees, on behalf of itself and its directors, officers, employees, controlled Affiliates, subsidiaries, successors, assigns, and members (each, a “Releasor”) that, to the extent permitted by Law, Releasor hereby irrevocably and unconditionally releases the Buyer, the Buyer Parent, or any of their respective Affiliates, or any of their respective employees, directors, officers, predecessors, and successors and assigns from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, existing or prospective, at any time up to and including the Closing, relating to (a) any Contract between the Releasor, on the one hand, and the Company, any of its predecessors or any of their respective controlled Affiliates, on the other; (b) interests in, rights or claims with respect to, the Company or any of its predecessors, including the Acquired Shares or other membership interests, equity interest or securities of the Company, any assets or operations of the Company or any obligation or payment of the Company owed or payable to such Releasor; (c) any rights or claims under or in connection with the Company Operating Agreement or any other organizational documents of the Company or any of its predecessors; or (d) the Releasor in its capacity as a current or former officer, director, manager, employee, or security holder of the Company or any of its predecessors or any of their respective controlled Affiliates (collectively, “Claims”); provided, however, that the foregoing release and waiver shall not cover Claims or rights of Releasor (x) pursuant to this Agreement or any other agreement, instrument, certificate or document delivered pursuant to this Agreement or (y) that may not be waived as a matter of Law. Releasor acknowledges that he, she or it may hereafter discover facts in addition to or different from those that Releasor now knows or believes to be true with respect to the subject matter of this release, but it is Releasor’s intention to fully and finally and forever settle and release any and all Claims that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts. Releasor acknowledges that he, she or it has had the opportunity to be advised by legal counsel.
6.6Termination of Certain Agreements.  Effective as of the Closing, the parties shall cause to be terminated, without any further obligation or liability of Buyer Parent, Buyer, any of their respective Affiliates, or the Company, all of the Contracts listed on Schedule 6.6.
6.7Cooperation.  For a period of [***] after the Closing Date, Seller Parent and the Seller will provide Buyer Parent, at Buyer Parent’s sole expense, with reasonable assistance to enable Buyer Parent to integrate and exploit the Acquired Assets, including by making introductions to key opinion leaders with respect to ENPP1 or the Acquired Compounds with whom Seller or its Affiliates have relationships.
Article VII
GENERAL PROVISIONS
7.1Certain Interpretations.  When a reference is made in this Agreement to an Annex, or Schedule, such reference shall be to an Annex, or Schedule to this Agreement unless otherwise indicated.

When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “or” shall be disjunctive but not exclusive. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns. A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. References to “$” and “Dollars” are to U.S. dollars. If any calculations made under this Agreement are denominated in a currency other than United States dollars, such calculations shall be expressed in United States dollars calculated based on the relevant currency exchange rate in effect as of the close of business on the Closing Date (as published in The Wall Street Journal). The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. All times and dates referenced in this Agreement shall be Mountain Time, unless otherwise specified.
7.2Termination.  This Agreement may be terminated, and all obligations hereunder, including with respect to any Additional Payments, shall immediately cease, by the mutual written consent of the Seller, Buyer, and Buyer Parent.
7.3Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or sent by overnight mail or sent via electronic mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by overnight mail will not be deemed given until received:
(a)if to Buyer, Buyer Parent, or Company (following the Closing), to:
Recursion Pharmaceuticals, Inc.
41 S. Rio Grande Street
Salt Lake City, UT 84101
Attention:    Nathan B. Hatfield
Email:    [***]
with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati, Professional Corporation
701 Fifth Avenue, Suite 5100
Seattle, WA 98104
Attention:    Patrick Schultheis; Farah Gerdes; Remi Korenblit

Email:    [***]
(b)if to the Seller, to:

Rallybio IPB, LLC
234 Church Street, Suite 1020
New Haven CT 06510
Attention:     General Counsel
Email:         [***]

with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA US 02199-3600
Attention:     Zachary Blume
Email:     [***]
7.4Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by the Seller, Buyer Parent, and Buyer.
7.5Assignment.  This Agreement shall not be assigned by operation of law or otherwise, except that (i) Buyer Parent and Buyer may each assign its rights and delegate its obligations hereunder to its Affiliates, (ii) the Seller may assign its rights to receive any payments pursuant to Section 1.1(b)(iii), (iii) Seller Parent and the Seller many each assign its rights and delegate its obligations hereunder to an acquiror of all or substantially all of the assets of Seller Parent, and (iv) Buyer Parent and Buyer may each assign its rights and delegate its obligations hereunder to an acquiror of all or substantially all of Buyer Parent and/or Buyer’s business and assets related to the Acquired Assets. No assignment by any party will relieve such party of any of its obligations under this Agreement, including with respect to Buyer Parent and Buyer, any of such party’s payment or securities registration obligations, whether or not such obligations arise subsequent to such assignment.
7.6Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
7.7Specific Performance and Other Remedies.
(a)The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, Order or injunction or in connection with any related action or legal proceeding.
(b)Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.
7.8Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
7.9Exclusive Jurisdiction.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any matter based upon or arising out of this Agreement, the Acquisition and the other transactions contemplated by this Agreement (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each party agrees not to commence any legal proceedings related hereto except in such Court of Chancery (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, subject to Section 7.4, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. Nothing herein shall affect the right to serve process in any other manner permitted by Law. The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.
7.10Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.
7.11Entire Agreement.  This Agreement, the Schedules hereto, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter of this Agreement, and are not intended to confer upon any other person any rights or remedies hereunder.
7.12Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

RECURSION PHARMACEUTICALS, INC.
By:    /s/ Chris Gibson
Name: Chris Gibson
Title: Chief Executive Officer

EXSCIENTIA VENTURES I, INC.

By:    /s/ Chris Gibson
Name: Chris Gibson
Title: Chief Executive Officer

RALLYBIO CORPORATION

By:    /s/ Jonathan I. Lieber
Name: Jonathan I. Lieber
Title: Chief Financial Officer and Treasurer

RALLYBIO IPB, LLC

By:    /s/ Jonathan I. Lieber
Name: Jonathan I. Lieber
Title: Chief Financial Officer

ANNEX A
CERTAIN DEFINED TERMS
“Acquired Compound” means the ENPP1 inhibitors being developed by the Company, referred to as REV-102 and REV-103 as of the Closing and the structure of which is set forth on Schedule A hereto, any other compound targeting ENPP1 created, identified or developed by the Company on or prior to the date of this Agreement, or any metabolite, polymorph, sale, ester, free acid form, free base form, prodrug form racemate or optically active form thereof.
“Acquired Product” means a product or investigational product comprising or incorporating an Acquired Compound.
“Action” means any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.
“Affiliate” of any Person means another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person, where “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting interest in, or more than fifty percent (50%) in the equity of, or the right to appoint more than fifty percent (50%) of the directors or management of, such corporation or other business entity.
“Business” means the business of the Company as conducted as of the date of this Agreement.
“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
“Calendar Year” means each period of twelve (12) consecutive calendar months ending on December 31.
“Commercially Reasonable Efforts” means [***].
“Company Intellectual Property” means the Intellectual Property rights owned by or exclusively licensed to Company.
[***]
“Compound Patent” means, with respect to any Acquired Product, any Patent within the Company Intellectual Property that claims the composition of matter of an Acquired Compound in such Acquired Product.
“Contract” means any contract, mortgage, indenture, lease, license, covenant, plan, insurance policy, purchase order, letter of intent, or other agreement, instrument, arrangement, understanding or legally binding commitment, permit, concession, franchise or license.
“Cover” means, with respect to a Valid Claim and an Acquired Compound in a particular country that the manufacture, use, sale or importation of such Acquired Compound in an Acquired Product in such country would, but for the licenses granted herein, infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue as currently pending). Cognates of the word “Cover” shall have correlative meanings.

“ENPP1” means the enzyme, ectonucleotide pyrophosphatas/prophodiesterase 1 or the gene that encodes such enzyme.
“Excluded Amounts” means any consideration received by Buyer Parent or its Affiliates from an acquirer of the Acquired Compounds or Acquired Products pursuant to a Sale Transaction in consideration of: (a) funding of research or development (including pre-clinical and clinical development) activities with respect to the Acquired Products; (b) the assignment, license or sublicense of any Intellectual Property rights other than those related to the Acquired Assets, to the extent such consideration relates to such Intellectual Property rights; (c) the supply of Acquired Products or other materials; or (d) reimbursement for patent or other expenses. In the event that a Sale Transaction includes Intellectual Property rights not related to the Acquired Products, Buyer Parent shall allocate such revenues among the Intellectual Property rights related to the Acquired Products and such other Intellectual Property rights based on their relative value consistent with the allocation of purchase price for tax purposes as agreed by the parties to the Sale Transaction.
“FDA” the United States Food and Drug Administration, or any successor agency thereto performing similar functions.
[***]
“Generic Product” means on a country-by-country and Acquired Product-by-Acquired Product basis, any pharmaceutical product (including any biopharmaceutical product) sold by a Third Party that: (a) contains the same active ingredient as the applicable Acquired Product; (b) is A/B Rated with respect to such Acquired Product or otherwise approved by the Regulatory Authority in such country as a generic, follow-on, hybrid, biosimilar or interchangeable product of such Acquired Product; or (c) is approved in reliance, in whole or in part, on a prior Marketing Authorization of such Acquired Product. For the purposes of this definition, “A/B Rated” means, inside the U.S., “therapeutically equivalent” as determined by the FDA, applying the definition of “therapeutically equivalent” set forth in the preface to the then-current edition of the FDA publication “Approved Drug Products With Therapeutic Equivalence Evaluations” and, outside the U.S., such equivalent determination by the applicable Regulatory Authorities under Law.
[***]
“Governmental Entity” means any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission.
“Inflation Reduction Act” means P.L. 117-169 (Aug. 16, 2022), as codified at 42 U.S.C. § 1320f, 42 U.S.C. § 1395w-3a and 42 U.S.C. § 1395w-114a (inter alia), and as it may be amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).
[***]
[***]
“Intellectual Property” means (a) all Patents; (b) all rights in, arising out of, or associated with works of authorship, including copyrights (registered or otherwise), mask works, copyright and mask work registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions; (c) all industrial designs and any registrations and applications therefor; (d) all trade names, logos, trademarks and service marks, words, names, symbols, devices, designs and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, whether or not registered, including all common law rights and rights granted under the Lanham Act, Trade Marks Act 2002 or similar legislation anywhere in the world, and trademark and service mark registrations and applications, including all marks registered in the United States Patent and Trademark Office and similar offices of other Governmental Entities throughout the world, and all rights therein provided by international treaties or conventions; (e) all databases (including knowledge databases, customer lists and customer databases); (f) all trade secrets and other confidential information; (g) all software; (h) all domain names, including but not limited to keyword associations in any search engine, directory, or other Internet service; (i)  any similar, corresponding or equivalent intellectual property to any of the foregoing; and (j) all goodwill associated with any of the foregoing throughout the world.
“Knowledge” means, (a) with respect to the Seller, the knowledge of the officers of Seller Parent and Seller, and (b) with respect to Buyer, the knowledge of the officers of Buyer Parent and Buyer.
“Law” means any applicable U.S. or non-U.S. federal, state, local law, statute, ordinance, rule, regulation, directive, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.
“Lien” means any lien, pledge, charge, claim, mortgage, trust, security interest or other restriction or encumbrance of any kind or character whatsoever.
“Marketing Authorization” means all approvals from the relevant Regulatory Authority necessary to initiate marketing and selling a product (including any Acquired Product) in any country, including regulatory approvals and pricing and reimbursement approvals.
“Net Sales” means [***].
“Order” means any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.
“Patent” means all patents, patent applications and any patents issuing therefrom, including all certificates of invention, applications for certificates of invention, divisionals, continuations, substitutions, continuations-in-part, converted provisionals, continued prosecution applications, adjustments, reexaminations, reissues, additions, renewals, revalidations, extensions (including patent term extensions and supplemental certificates), registrations, grants of pediatric exclusivity periods of any such patents and patent applications, and any and all foreign equivalents of the foregoing.
“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).
[***]
“Principal Market” means the Trading Market on which the Buyer Parent Class A Common Stock is primarily listed on and quoted for trading, which, as of the Closing Date, shall be the Nasdaq Global Select Market.

“Qualifying Sale Payment” means any cash payments received by or payable to Buyer Parent or its Affiliates prior to the second anniversary of the Closing in consideration for rights with respect to the Acquired Compounds or Acquired Products pursuant to a Sale Transaction. Notwithstanding the foregoing, Qualifying Sale Payments shall explicitly exclude Excluded Amounts and shall be net of all withholding or similar taxes (paid or payable) with respect to Qualifying Sale Payments.
“Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other Governmental Entity with authority over the development, manufacture or commercialization of any Acquired Compound or Acquired Product(s) in any jurisdiction.
“Related Agreements” means the Seller Disclosure Schedule, the Buyer Disclosure Schedule, the annexes to this Agreement, the membership interest transfer power/agreement, and all other agreements and certificates entered into by the parties hereto in connection with the transactions contemplated herein.
“Royalty Term” means [***].
“Rule 424” means Rule 424 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.
“Sale Transaction” means an arrangement pursuant to which Buyer Parent or its Affiliate sells all or substantially all of its business and assets related to the Acquired Compounds or the Acquired Products to a Third Party; provided that a “Sale Transaction” shall not include an arrangement under which Buyer Parent or its Affiliates, as of the effective date of such arrangement, retains any responsibility to fund or conduct development, manufacturing or commercialization with respect to such Acquired Compounds or Acquired Products.
“Securities” with respect to any Person, means all securities of such Person and offers or promises for securities of such Person, including all equity and debt securities, shares of capital stock, options, warrants, calls, puts, convertible securities and other rights that are convertible into, or exercisable or exchangeable for, securities of such Person, and including appreciation, phantom stock, profit participation and other similar rights of such Person.
“Segregate” means [***].
“Sublicensee” means any Third Party to which Buyer Parent or its Affiliate grants, directly or indirectly, a license or sublicense to any Company Intellectual Property existing as of Closing to research, develop, manufacture, commercialize or otherwise exploit an Acquired Compound or Acquired Product.
“Third Party” means any Person other than Buyer Parent, Buyer, Seller, and their respective Affiliates.
“Trading Market” means whichever of the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or OTC Bulletin Board on which the Buyer Parent Class A Common Stock is listed or quoted for trading on the date in question.
“Valid Claim” means a claim of: (a) an issued and unexpired Compound Patent, which claim has not been permanently revoked or held unenforceable or invalid by a decision of a court or other Governmental Entity of competent jurisdiction, which decision is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a patent application within the Compound Patents that has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken; provided that any claim in a patent application that has been pending for more than seven (7) years after the earliest date to which it claims priority shall not thereafter be considered a Valid Claim unless and until such claim is issued, in which case it shall, from the issuance date, be considered to be a Valid Claim under clause (a) above.
“VWAP” for any security as of any trading day or multi-trading day period means the dollar volume-weighted average price for such security on the Trading Market during such trading day or period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). If the foregoing does not apply, “VWAP” shall mean the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during such trading day or period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg. If no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, “VWAP” shall mean the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc for such trading day. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such shall be the fair market value per share on such day as reasonably determined by the board of directors of Buyer Parent.